Exhibit 99.1

Alteon	6 Campus Drive • Parsippany, NJ • 07054 (201) 934-5000 • Fax: (201) 934-8880

FOR IMMEDIATE RELEASE	Contact: Investor Relations
201-934-5000

ALTEON ANNOUNCES ENTRY INTO DEFINITIVE DOCUMENTS FOR THE SALE OF $25 MILLION IN A PRIVATE FINANCING OF ITS SERIES B PREFERRED STOCK

Montvale, NJ, April 9, 2007 -- Alteon Inc. (AMEX: ALT) announced today that it has entered into a definitive agreement with institutional investors that are experienced in the biotechnology industry under which the Company has agreed to sell and issue $25 million in shares of its Series B Preferred Stock and warrants to purchase 25% of the amount of Series B Preferred Stock that it plans to issue in the financing.

“Alteon’s lead development compounds are targeting important markets of unmet medical need,” said Noah Berkowitz, M.D., Ph.D., President and CEO of Alteon, “by focusing on patients with diabetes who are showing signs of kidney and heart disease. This financing can deliver the potential for us to make value-creating progress in the clinical evaluation of these promising compounds and the commercialization of an important diabetes-related diagnostic test.”

The closing of the preferred stock financing is subject to stockholder approval and will be done at up to a 50% discount from the market price of the Company’s common stock, subject to certain pricing collars. In addition, the principal and interest on the convertible promissory notes that were issued by the Company to certain of the investors in January 2007 will be converted into the same series of preferred stock that is being issued in the financing. The Series B Preferred Stock will be convertible into common stock at any time at the election of the investors and will be automatically converted into common stock when the common stock of the Company reaches certain sustained trading price milestones.

Rodman & Renshaw served as placement agent for the transaction. Alteon intends to use the proceeds of the financing to fund the Company’s operations and ongoing clinical and preclinical development programs.

The securities that the Company may issue, as described in this announcement, have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Alteon

Alteon is a product-based biopharmaceutical company engaged in the development of small molecule drugs to treat and prevent the inflammatory aspects of cardiovascular disease and diabetes. The Company has identified several promising product candidates that it believes represent novel approaches to some of the largest pharmaceutical markets.

Alagebrium, a product of Alteon's drug discovery and development program, is being developed for the treatment of diastolic heart failure. This disease represents a rapidly growing market of unmet medical need, particularly common among diabetic patients. Alagebrium has demonstrated relevant clinical activity in two Phase 2 clinical trials in heart failure, as well as in animal models of heart failure and nephropathy, among others. Alagebrium has been tested in approximately 1,000 patients in multiple Phase 1 and Phase 2 clinical trials, which represents a sizeable human safety database.

The Company's portfolio also includes orally bioavailable, organoselenium mimics of glutathione peroxidase that metabolize lipid peroxides and have the potential to limit myocardial damage subsequent to a myocardial infarction. Alteon's lead compound for that program, ALT-2074, is in Phase 2 clinical trials. The Company also has rights to a diagnostic assay that identifies a large subset of diabetic patients at highest risk for cardiovascular complications, because of a defect in oxidized lipid metabolism that results in increased cardiovascular inflammation. For more detailed information about Alteon's research and development, please visit Alteon's website at www.alteon.com.

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Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, the risk that the potential preferred stock financing described in this press release will not be completed in a timely manner or at all, and other risks identified in Alteon's filings with the Securities and Exchange Commission. Further information on risks faced by Alteon are detailed under the caption "Risk Factors" in Alteon's Annual Report on Form 10-K for the year ended December 31, 2006. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Alteon undertakes no obligation to publicly release the result of any revision to these forward- looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.